Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1 and related prospectus of Sun BioPharma, Inc. and to the inclusion therein of our report, dated March 30, 2017, with respect to the consolidated financial statements of Sun BioPharma, Inc. appearing in this Registration Statement on Form S-1.

/s/ Cherry Bekaert LLP

Tampa, Florida

December 18, 2017